CUSIP No. 58549G 100

Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-l (k) (1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D dated November 13, 2017 (including amendments thereto) with respect to the Common Stock of Melinta Therapeutics, Inc.

This Joint Filing Agreement shall be filed as an Exhibit to such Statement. The undersigned acknowledge and agree that the foregoing Statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this Statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional Joint Filing Agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of November 13, 2017.

VATERA HEALTHCARE PARTNERS LLC

By:	Vatera Holdings LLC, its Manager

	By:	/s/ Kevin Ferro
Name: Kevin Ferro
Title: Chief Executive Officer, Chief Investment Officer and Managing Member

VATERA HOLDINGS LLC

	By:	/s/ Kevin Ferro
Name: Kevin Ferro
Title: Chief Executive Officer, Chief Investment Officer and Managing Member

/s/ Kevin Ferro
Kevin Ferro